Exhibit 99.1

Dear Stockholders,

On April 4, 2023, Brookfield Real Estate Income Trust Inc. (Brookfield REIT) filed a Form 8-K announcing that Brian Kingston, Chief Executive Officer of Brookfield Real Estate Group and Chairman of the Board of Brookfield REIT, was appointed to the role of Chief Executive Officer of Brookfield REIT, following the decision by Zach Vaughan to step down as CEO of the company to pursue other business opportunities. Brian is a 22-year veteran of Brookfield and has overseen the strong growth of Brookfield’s $260 billion in real estate assets under management since 2015.1

Zach will remain at Brookfield and work alongside Brian during a transition period to ensure a smooth handover. He will also continue to serve as a director of Brookfield REIT.

Brian taking on a broader role at Brookfield REIT underscores Brookfield’s long-term commitment to providing investors like you with access to best-in-class real estate and credit expertise. Brookfield REIT’s goal remains to deliver superior investment outcomes for its stockholders.

Brookfield REIT embraces a team-based approach to finalizing investment decisions, leveraging individual expertise and working closely with Brookfield’s real estate business and Oaktree’s credit professionals. Brookfield REIT has a deep bench and a strong leadership team in place. Manish Desai, President and Chief Operating Officer of Brookfield REIT, is the primary point of contact for the Brookfield and Oaktree real estate sector teams, and leads the diligence for potential equity and debt investments. Dana Petitto, Chief Financial Officer of Brookfield REIT, will continue- to lead all operations and finance functions, working closely with the Board of Directors, vendors, and internal teams. In addition, Dana is responsible for monitoring the liquidity of the Brookfield REIT portfolio.

We are always happy to answer any questions or provide an update on Brookfield REIT.

Thank you,

Brookfield Real Estate Income Trust Inc.

[1]	As of December 31, 2022.

For stockholder use only. This letter is not an offer to sell nor a solicitation to buy any securities.